Exhibit 15.1

TreeHouse Foods, Inc.
Two Westbrook Corporate Center
Suite 1070
Westchester, Illinois

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the periods ended September 30, 2009 and 2008, as indicated in our report dated November 4, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, is incorporated by reference in Registration Statements No. 333-126161 and No. 333-150053 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 4, 2009